UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): June 19, 2019

Scholar Rock Holding Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	001-38501	82-3750435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

620 Memorial Drive, 2nd Floor, Cambridge, MA 02139
(Address of Principal Executive Offices) (Zip Code)

(857) 259-3860
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SRRK	Nasdaq Global Market

Item 1.01 Entry into a Material Definitive Agreement

On June 19, 2019, Scholar Rock Holding Corporation, a Delaware corporation (the “Company”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with Jefferies LLC, Cowen and Company, LLC, and BMO Capital Markets Corp. acting as joint book-running managers for the underwriters listed therein (the “Underwriters”), in connection with its previously announced public offering (the “Offering”), pursuant to which the Underwriters agreed to purchase 3,000,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), at a price to public of $15.00 per share.

Pursuant to the terms of the Underwriting Agreement, the Company also granted the Underwriters an option exercisable for 30 days to purchase up to an additional 450,000 shares of Common Stock at the same price per share as the Shares, less underwriting discounts and commissions. The Offering closed on June 24, 2019 and the Company received net proceeds from the sale of the Common Stock, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company, of approximately $41.9 million.

The Company intends to use the net proceeds from this offering to fund (i) the SRK-015 program for the treatment of spinal muscular atrophy, including clinical trials and other development activities, (ii) the SRK-181 program for the treatment of cancers that are resistant to checkpoint blockade therapies, including preclinical and initial Phase 1 proof-of-concept trial activities, and (iii) preclinical activities for our other pipeline programs, and for working capital and other general corporate purposes.

The Underwriting Agreement includes customary representations, warranties and covenants by the Company and customary conditions to closing, obligations of the parties and termination provisions. Additionally, under the terms of the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect of these liabilities.

The Offering was made pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-231920), including the prospectus dated June 10, 2019, as supplemented by a prospectus supplement dated June 19, 2019.

The foregoing is only a brief description of the terms of the Underwriting Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the Underwriting Agreement that is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated by reference herein.

The legal opinion of Goodwin Procter LLP relating to the legality of the issuance and sale of the shares in the Offering is attached as Exhibit 5.1 to this Current Report on Form 8-K.

Item 7.01 Regulation FD Disclosure

On June 24, 2019, the Company posted a presentation to its internet website located at www.scholarrock.com.com that it is utilizing in connection with meetings with certain current and prospective investors and customers of the Company (the “Presentation”). A copy of the Presentation is attached hereto as Exhibit 99.1. The information contained in Exhibit 99.1 is hereby furnished under this Item 8.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or incorporated by reference in any filing thereunder or under the Securities Act of 1933, as amended, except as may be expressly set forth by specific reference in any such filing.

Item 8.01 Other Events.

The Company issued press releases announcing the launch and pricing of the Offering on June 18, 2019 and June 19, 2019, respectively. Copies of these press releases are attached hereto as Exhibits 99.2 and 99.3, respectively, and are each incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of June 19, 2019, by and among Scholar Rock Holding Corporation and Jefferies LLC, Cowen and Company, LLC, and BMO Capital Markets Corp.

5.1	Opinion of Goodwin Procter LLP.

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

99.1	Presentation posted to Company website on June 24, 2019.

99.2	Press Release issued by the Company announcing launch of the Offering on June 18, 2019.

99.3	Press Release issued by the Company announcing pricing of the Offering on June 19, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2019	Scholar Rock Holding Corporation

	By:	/s/ Rhonda Chicko
Rhonda Chicko
Chief Financial Officer